Exhibit 8.1

250 West 55th Street New York, NY 10019-9601 Telephone: 212.468.8000 Facsimile: 212.468.7900 www.mofo.com morrison foerster llp

beijing, berlin, brussels, denver,

hong kong, london, los angeles,

new york, northern virginia,

palo alto, sacramento, san diego,

san francisco, shanghai, singapore,

tokyo, washington, d.c.

March 31, 2015

Trade Street Residential, Inc.

19950 West Country Club Drive, Suite 800

Aventura, FL 33180

Re:	Information in Prospectus under Heading “Material
United States Federal Income Tax Consequences”

Ladies and Gentlemen:

We have acted as tax counsel to Trade Street Residential, Inc., a Maryland corporation (“Trade Street”), in connection with the preparation of a registration statement on Form S-3, File No. 333-202872, filed with the Securities and Exchange Commission (the “SEC”) on March 19, 2015 (the “Registration Statement”), which contains the related prospectus (the “Prospectus”), with respect to the possible resale, from time to time, of up to 9,316,055 shares of the common stock, par value $0.01 per share of Trade Street by the Selling Shareholders identified in the Registration Statement. You have requested our opinion regarding certain U.S. federal income tax matters.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documentation and information provided by Trade Street as we have deemed necessary or appropriate as a basis for the opinion set forth herein. For purposes of this opinion, we have not independently verified the facts, statements, representations and covenants set forth in any document. We have assumed that all such facts, statements, representations and covenants are true without regard to any qualification as to knowledge, belief or intent. Our opinion is conditioned on the continuing accuracy and completeness of such facts, statements, representations and covenants. We are not aware of any facts inconsistent with such facts, statements, representations and covenants. Any material change or inaccuracy in the facts, statements, representations and covenants referred to, set forth or assumed herein may affect our conclusions set forth herein. In our review of certain documents in connection with our opinion expressed below, we have assumed that each of the documents has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended subsequent to our review. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Trade Street Residential, Inc.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (the “Regulations”), administrative rulings and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist at the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

We express no opinion as to the laws of any jurisdiction other than the federal tax laws of the United States of America to the extent specifically referred to herein. In addition, we express no opinion on any issue relating to Trade Street, other than as expressly stated below.

Based on the foregoing and subject to the other qualifications, assumptions, representations and limitations included herein, we are of the opinion that the statements contained in the Prospectus under the heading “Material United States Federal Income Tax Consequences” insofar as such statements constitute matters of law, summaries of legal matters, or legal conclusions, fairly present and summarize, in all material respects, the matters referred to therein.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

This opinion letter has been prepared in connection with the filing of the amendment to the Registration Statement on the date hereof and may not be relied upon by any other person or used for any other purpose without our express written consent, provided that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the references to Morrison & Foerster LLP under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Sincerely,

/s/ Morrison & Foerster LLP